HENAN ZHENG HAN DA YOU LAW FIRM

                                        (河南省新郑市金城路中段人民法院旁郑韩大有律师事务所)

Address:  Middle of Jincheng Road, Near People’s Court

          Xinzheng City, Henan Province, China

Telephone Number: (86) - 13603822122

Date:  May 25, 2011

To:

JianXun Si

China Complant Group Inc.,

Nevada USA

C/o

Henan Complant Mechanical & Electrical Equipment Group Co., Ltd.

Floor 12, Futian Oriental Plaza,

HangHai East Road,

Zhenzhou, Henan, 450000

China

Dear Sir:

     We are registered lawyers of the People’s Republic of China (“PRC”). We have acted as special PRC legal counsel to Henan Complant Mechanical & Electrical Equipment Group Co., Ltd. (“Henan Complant”), and China Complant Group Inc., (“China Complant”) in connection with China Complant’s interests' control of Henan Complant.

     China Complant Group Inc. is a company incorporated under the laws of Nevada USA, which conducts its business in China primarily through contractual arrangements with Henan Complant Mechanical & Electrical Equipment Group Co., Ltd., a company incorporated under the laws of the PRC. Henan Complant engaged in designing and manufacturing of air separating equipment, and undertaking internationally contracted projects of EPC (Engineering, Procurement and Construction) etc.; and has a subsidiary: USA Weilong Electromechanical Trade Inc., located in California USA. Henan Complant also owns real property in the PRC used in connection with its business.

We have reviewed certain contractual arrangements between Henan Complant, its shareholders and China Complant set forth in Appendix 1 to this opinion letter (collectively, the “Main Agreements”), pursuant to which Henan Complant and its shareholders have granted China Complant the ability to substantially influence Henan Complant’s day-to-day operations and financial affairs, appoint its management and direct all matters requiring shareholder approval.

Under the terms of "Exclusive Consulting and Services Agreement" and "Operating Agreement", China Complant provides exclusive consulting and other services relating to the operation and administration of the business of Henan Complant in return for fees equal to Henan Complant’s net profits, further the accumulated fees no less than the minimum purchase costs of China Complant to directly acquire permissible of China’s Henan Complant under the law in anytime before the Agreement terminates with or without any cause; and China Complant has the right and responsibility of appointing the management of Henan Complant and making substantially all decisions regarding the business. In addition, under the Equity Pledge Agreement, Exclusive Option Agreement and Proxy Agreement, Henan Complant’s shareholders have pledged their equity interests in Henan Complant to China Complant, irrevocably granted China Complant an exclusive option to purchase all or part of the equity interests in Henan Complant and granted China Complant the right to vote their shares in Henan Complant to China Complant’s designee. The loan agreement allowed China Complant lending up to five millions of Renminbi yuan to the shareholders of Henan Complant for the purpose of managing and expanding the business of Henan Complant.

 We express our opinions as to the laws of the mainland territory of the PRC in force on the date of this opinion letter, which includes all laws, statutes, judicial interpretations, decrees, orders, guidelines, regulations, notices of the PRC. In particular, we have made no investigations and we express no opinion as to the laws of the Special Administrative Regions of Hong Kong and Macao. The PRC Laws referred to herein are laws currently in force and there is no guarantee that any of such laws, or the interpretation will not be changed in the future with or without retrospective effect.

     In connection with rendering the opinion, we have examined the originals or copies certified or otherwise identified to our satisfaction, of the Main Agreements and certain other documents provided to us by China Complant and such other corporate records, certificates issued by governmental authorities in the PRC, as we have deemed necessary for furnishing this opinion.

In the examination, we have assumed the genuineness of all signatures, seals and trademarks, and the authenticity of all documents submitted to us as originals and the conformity of the copies submitted to us with authentic original documents. We have also assumed no amendments, supplementary, or other changes have been made with respect to any of the Documents after they were submitted to us for the purposes of this legal opinion letter.

     Based upon the foregoing examination, and subject to the above-mentioned assumptions, we are of the opinion that:

(1) Henan Complant has been duly incorporated and validly exists as a company with limited liability, with full enterprise legal person status and in good standing under the PRC Laws. All of the registered capital of Henan Complant has been fully paid for and its shareholders respectively own all of the equity interests in the registered capital of Henan Complant and such equity interests are free and clear of all liens, security interest, mortgage, pledge, encumbrances, adverse claims or charge or any third-party right, except those specified in the Main Agreements as listed in the Appendix 1 with China Complant.  The By-Laws, business license and other constitutive or organization documents of Henan Complant comply with the requirements of applicable PRC law and are in full force and effect.

(2) Henan Complant had one valid subsidiary (the "Subsidiary"): USA Weilong Electromechanical Trade Inc, which changed direct ownership to China Compplant.

 (3) None of Henan Complant and its Subsidiary is in breach of or in default under any applicable Laws, or its business license, or their respective by-laws, other constitutive documents.

     (4) None of Henan Complant and its Subsidiary is in breach, violation, or in default of any of their signed contracts, which has not been corrected, remedied, rectified or waived, except for such breach, violation or default would not have a material adverse effect on their financial performance.

 (5) None of Henan Complant and its Subsidiary is in default, and there exists no event that with the giving of notice or the passage of time would constitute such a default, in the performance or observance of any covenant or term contained in any license, lease, indenture, mortgage, deed of trust, loan agreement, note or other financial agreement to which it is a party.

 (6) Henan Complant has the corporate power, and legal rights to enter into, deliver and perform its respective obligations under each of the Main Agreements to which it is a party. Each of the Main Agreements to which Henan Complant is a party constitutes a valid and legally binding obligation of Henan Complant enforceable in accordance with its terms.

 (7) There are no legal, administrative, arbitration or other proceedings, which has challenged the legality, or validity of each of the Main Agreements and the relevant business obligations contemplated thereby, or to the best of our knowledge after making adequate and reasonable enquiries, no such proceedings are threatened or contemplated by any governmental or parliamentary authority or by any other persons.

     (8) The election of PRC Laws as the governing law in each of the Main Agreements is a legitimate choice of governing law and will be binding on the parties to each of the Main Agreements.

 (9) Each of the Main Agreements is, and all the Main Agreements taken as a whole are constitutional, enforceable, valid and legitimate under the PRC Laws or regulations, and is binding on the persons revealed to be parties thereto. No Article in any of the Main Agreements violates any applicable PRC Laws or regulations in any way.

     (10) As for the Equity Pledge Agreement, all recordings have been fulfilled, and no registration or filings are currently required; no Governmental approval is currently required in the PRC for the equity to be effectively pledged pursuant to the Equity Pledge Agreement.

     (11) No governmental approvals are required to be obtained for the delivery and performance of their obligations and the business transactions contemplated under each of the Main Agreements by China Complant and Henan Complant, other than those already obtained. In the event that China Complant decides to exercise the stock option granted under the Exclusive Option Agreement to purchase the equity interests in Henan Complant, the equity purchase under the Exclusive Option Agreement shall be subject to prior approval by the Ministry of Commerce, the People’s Republic of China, or its local counterpart and be further subject to registrations with the other relevant government authorities, and the exercise price for such stock option should reflect the appraised value at the time of exercise, as determined by an appraiser qualified to perform such appraisals.

     (12) The obligations undertaken by and the rights granted by each party to each of the Main Agreements are legally permissible under PRC Laws. The election of PRC Laws as the governing law in each Agreement is a legitimate choice of governing law and will be binding on the parties to the related Agreement.

     (13) None of any Articles in each of the Main Agreement is in default, or would constitute such a default, in the performance or observance of any covenant or term contained in any license, indenture, mortgage, deed of trust, loan agreement, note, lease or other agreement to which Henan Complant, or its Subsidiary is a party.

 (14) We do not know of any PRC legal or governmental proceedings pending or threatened to which any of Henan Complant and its Subsidiary is a party, or to which any of the properties of Henan Complant and its Subsidiary is subject.

 (15) Notwithstanding that China Complant is a corporation organized under the laws of the State of Nevada USA, and owned in part by United States citizens and residents. Each of the Main Agreements will be, and all the Main Agreements taken as a whole shall continue to be constitutional, enforceable, valid and legitimate under the PRC Laws or regulations, and binding on Henan Complant (to the extent that it is a party) and the other parties to the Main Agreements.

      This opinion is rendered to you by me at the request of Henan Complant, and is for your benefit. Neither this opinion nor copies hereof may be relied upon by, delivered to, or quoted in whole or in part to any jurisdictional agency or other person without my prior written consent.

      I hereby consent to the filing of this opinion with the U.S. Securities and Exchange Commission as an Exhibit to the Registration Statement and to the reference to this firm as China Counsel in the Registration Statement.

Very truly yours,

 /S/: Zhaoling Wu

_______        _____

HENAN ZHENG HAN DA YOU LAW FIRM

                          Appendix  1

Collectively the "Main Agreements" include:

         1. Exclusive Consult and Services Agreement;

         2. Operating Agreement;

         3. Equity Pledge Agreement;

         4. Proxy Agreement

         5. Exclusive Option Agreement;

         6. Loan Agreement.

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